                                                                   Exhibit 21.01

                              LIST OF SUBSIDIARIES

Entity                                      Jurisdiction of Incorporation

O.S.I. Puerto Rico Corporation              Delaware

OSI Canada Corporation                      Province of New Brunswick

Ocular Sciences Limited                     United Kingdom
(formerly Precision Lens
Laboratories Ltd.)

Ocular Sciences Hungary Ltd.                Budapest, Hungary